UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 1, 2011

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(423) 663-9457

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 1, 2011, Miller Energy Resources, Inc. notified the New York Stock Exchange (“NYSE”) that we were aware of our noncompliance with Section 201.03 of NYSE Listed Company Manual which requires that a company file an annual report with the SEC that contains audited financial statements.  As previously reported, our Annual Report on Form 10-K for the year ended April 30, 2011 as filed on July 29, 2011 was filed with the SEC prior to KPMG LLP completing its review of the annual report and issuing their independent accountants’ report on the financial statements, as well as the consent to the use of their report filed as Exhibit 23.3.  Accordingly, NYSE Regulation has advised us by letter dated August 1, 2011 that it views the filing as incomplete.  The Audit Committee has engaged Andrews Kurth LLP as special independent legal counsel to conduct a review of the filing.  We anticipate that Andrews Kurth LLP will report its findings to the Audit Committee within approximately one week.  We expect to file an amended Annual Report on Form 10-K/A for the year ended April 30, 2011 as soon as possible.

In its letter dated August 1, 2011, NYSE Regulation advised us that we have already satisfied the requirements under the NYSE’s late filing rules, which require an issuer to contact NYSE Regulation to discuss the status of its annual filing and issue a press release disclosing the status of the filing, noting the delay, the reason for the delay and anticipated filing date, if known.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: August 5, 2011	By:	/s/ Paul W. Boyd
Paul W. Boyd, Chief Financial Officer